Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made, entered into as of September 26, 2012 (the “Effective Date”), by and between United Shore Financial Services, LLC, a Michigan limited liability company (the “Company”), with its registered office located at 770 S. Adams Road, Birmingham, Michigan 48009, and Timothy Forrester (the “Executive”), whose address is 13 Bayberry Road, Princeton, NJ 08540-7418.

INTRODUCTORY STATEMENTS

WHEREAS, the Company is engaged in the business of originating, purchasing, servicing and/or funding mortgage loans upon residential real estate throughout the continental United States and servicing and/or reselling such loans in the secondary market (the “Business”);

WHEREAS, the Executive desires to become employed by the Company and to serve as the Chief Financial Officer of the Company and the Company desires to employ the Executive as the Chief Financial Officer; and

NOW, THEREFORE, in consideration of the above Introductory Statements, the premises and mutual agreements set forth below, and upon the terms and subject to the conditions contained in this Agreement, the Employee and the Company agree as follows.

1.    Employment. The Company agrees to hire the Executive and the Executive accepts such employment upon the terms and conditions herein contained.

2.    Nature of Employment. The Company hires the Executive for a term of two (2) years commencing on the Effective Date (the “Original Term”). Unless sooner terminated pursuant to the terms and conditions of this Agreement, the Original Term will be automatically renewed on the same terms and conditions set forth herein (and as modified from time to time) for additional one (1) year periods (each a “Renewal Term” and together with the Original Term, the ‘‘Term”) commencing upon the expiration of the Original Term, unless either the Company or the Executive elects not to extend the Agreement by providing the other party with at least thirty (30) days written notice prior to the expiration of the Original Term or applicable Renewal Term. During the Term, the Company shall have the right to immediately terminate the Executive’s employment: (a) at any time for Just Cause (as defined below); or (b) at any time for any other reason without Just Cause or no reason at all. The Executive shall have the right to terminate his employment with the Company at any time by providing the Company with not less than thirty (30) days advance written notice. In the event of such termination, the Executive shall continue to receive his compensation and shall continue to render services to the Company through the date of termination.

In the event the Executive is terminated by the Company without Just Cause pursuant to Section 2(b) of this Agreement during the Term, upon the Executive’s execution and delivery to the Company of a release in form and substance satisfactory to the Company, the Executive shall be entitled to severance equal to the continued payment, in accordance with the Company’s policies and procedures, of his Annual Base Salary for a period of twelve (12) months.

For purposes of this Agreement, the term “Just Cause” shall mean the occurrence of any of the following: (i) the Executive’s absence from work for more than one (1) week without approval of the Chief Executive Officer of the Company, who is currently Harreld N. Kirkpatrick, III (the “CEO”); provided, that, such absence is not due to an accident, disability or illness; (ii) the failure of the Executive to comply with a material provision of this Agreement or any other agreement between the Executive and the Company; (iii) the failure of the Executive to follow the lawful directives of the CEO or the board of directors of the Company (the “Board”); (iv) the Executive’s conviction of, or a plea of guilty to, a felony or engaging in conduct to the detriment of the Company’s business, operations or reputation; (v) theft, misappropriation of property of the Company, or embezzlement by the Executive from the Company; or (vi) the Executive’s material misconduct, insubordination or disloyalty to the Company.

3.    Duties. The Executive will be employed as the Chief Financial Officer of the Company, reporting to the CEO and the Board. In this capacity, the Executive will devote his full time, energy and skill to the faithful performance of those duties customarily performed by a Chief Financial Officer, as well as those additional duties commensurate with his position that may be assigned by the CEO or the Board from time to time. The Executive agrees to perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner, and in compliance with all laws and regulations. The Executive further agrees to comply with any policies and procedures established for Company employees. The Company reserves the right from time to time and without prior notice to the Executive, to amend and change such policies and procedures as well as the nature and scope of the Executive’s duties and position with the Company for any reason and at any time.

4.    Compensation & Fringe Benefits.

(a)    Base Salary. For the services rendered by the Executive under this Agreement, the Company agrees to pay the Executive a base salary in bi-weekly installments based upon an annual base salary of Two Hundred Thousand Dollars and 00/100 ($200,000.00) Dollars, payable in accordance with the Company’s standard payroll practices and subject to any increases or decreases as determined by the Board or CEO from time to time (the “Annual Base Salary”). The Executive understands and acknowledges that the Company, through its payroll service, will deduct from the gross amount of the Annual Base Salary and any other compensation all federal, state and local withholding taxes and other deductions which an employer is required by law to withhold from wage payments to employees, as well as any voluntary health care contribution.

(b)    Annual Bonus. In addition to the Annual Base Salary and at the discretion of the CEO, commencing on January l, 2013, the Executive will be entitled to an annual bonus upon the achievement of certain mutually agreeable performance measures; provided, that, the Executive’s annual performance bonus will be at least $150,000 per annum unless otherwise agreed to by the parties; provided, further, that, the bonus shall be paid in accordance with the Company’s policy and procedures for employees receiving annual performance bonuses. At the discretion of the CEO, the Executive may be entitled to a bonus for the interim period between the Effective Date and December 31, 2012.

(c)    Vacation. The Executive will receive four (4) weeks of paid time off for each year of the Term. The vacation will be subject to all of the Company’s policies and procedures related thereto, as the same may be amended and in effect from time to time.

(d)    Employee Benefits. The Executive will be entitled to participate in and receive benefits under the Company’s employee benefit plans, as may be in effect or amended from time to time, after the Executive becomes eligible to enroll pursuant to the Company’s current policies.

5.    Facilities & Expense. The Company shall provide and maintain, or cause to be provided and maintained, such equipment, supplies and personnel deemed necessary, in the Company’s sole and absolute discretion, for the Executive’s performance of his duties under this Agreement. The Executive is authorized to incur reasonable and appropriate expenses for or on behalf of the Company with the prior approval of the CEO as shall be necessary and/or required to discharge his duties. The Executive shall be reimbursed for reasonable and appropriate expenses he incurs pursuant to the Company’s standard practices, following the submission of documentation reasonably required by the Company to substantiate the business purpose of the expense(s), and subject to any maximum annual limitations or other restrictions on such expenses as may be established by the Board or CEO from time to time.

Subject in all respects to the prior approval of the CEO, the Executive shall be reimbursed for his reasonable travel expenses to and from Birmingham, MI until July 1, 2013. The Executive and the Company agree to work together to determine the most cost efficient way for the Executive to commute on the interim basis; provided, that, the Executive must use best efforts to book his flights at least 14 days in advance to minimize costs.

6.    Confidential Information.

(a)    Intent & Restrictions. The Executive understands and acknowledges that, as a result of his employment with the Company he will necessarily become informed of, and have access to, Confidential Information (as defined below) of the Company. The Executive agrees that during Term and following the termination of such employment, for any reason, he shall keep in strict confidence all Confidential Information and only use the Confidential Information to further the business interests of the Company and perform his duties on behalf of the Company. The Executive shall not otherwise, directly or indirectly, use, publish, communicate, furnish, divulge, disseminate or disclose or make accessible to any person or business entity any Confidential Information or assist any third parties in doing so, without the prior written consent of the Company.

(b)    Acknowledgments. In light of the nature of the activities of the Company which are, by their nature, competitive with the business activities of other companies providing financial services, the Company and the Executive acknowledge and agree that: (i) the Confidential Information, even though it may be developed, enhanced or otherwise acquired or added to by the Executive, is the exclusive property of the Company to be held by the Executive in trust and solely for the Company’s benefit; (ii) the Confidential Information has been developed and/or acquired through the Company’s expenditure of significant time, effort, and money; (iii) the Confidential Information cannot be easily duplicated; (iv) the Confidential Information gives the Company an advantage over those who do not know or use such information; (v) it is the policy of the Company to take reasonable measures to maintain the confidentiality and secrecy of the Confidential Information; (vi) the Confidential Information of the Company is not generally known outside of the Company; (vii) it is the policy of the Company that its employees are only provided with access to and are permitted to use the Confidential Information of the Company on a need to know basis; (viii) it is the intention of the Company and the Executive that the Confidential Information of the Company shall remain the sole and exclusive property of the Company; and (ix) the Executive agrees that during the Term and following the termination of such employment, for any reason, he shall keep in strict confidence all of the Confidential Information.

(c)    Exclusions. The Confidential Information shall not include information which: (i) becomes generally available to the public other than as a result of disclosure by the Executive or his representatives; (ii) was available to the Executive on a non-confidential basis prior to its disclosure by the Company; or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality or similar agreement.

(d)    Compelled Disclosure. In the event that the Executive shall become legally compelled to disclose all or part of the Confidential Information, the Executive agrees to promptly notify the Company, in writing, of such situation and to cooperate with the Company so that the Company may seek a protective order, pursue another appropriate remedy and/or waive compliance with the provisions of this Agreement, as the Company shall deem appropriate in its sole and absolute discretion. In such instance, the Executive agrees that he shall only reveal that portion of the Confidential Information which he is legally required to reveal and shall request reasonable assurance that the Confidential Information shall be treated by the recipient thereof as being confidential.

(e)    Return & Destruction. The Executive agrees, upon demand by the Company and/or immediately upon the termination of the Executive’s employment with the Company, for any reason, to: (i) promptly return all documents and materials (as hereafter defined) containing any Confidential Information which has been furnished to him and all copies thereof; and/or (ii) destroy all material, notes and other work product related in any way to the Confidential Information. The Executive shall not retain copies or duplicates of any such Confidential Information.

(f)    Definition of Confidential lnformation. For purposes of this Agreement, “Confidential Information” shall be defined as the Company’s and its Affiliates’ information that constitutes a trade secret under the Uniform Trade Secrets Act or that otherwise is not generally known to the public, which includes, but is not limited to, all information regarding the Company’s or its Affiliates’: (i) assets and liabilities; (ii) credit, finances and business volume; (iii) internal and external operations, policies, rules and regulations; (iv) business, strategic and marketing plans; (v) employee compensation and benefit plans; (vi) the identity of the Company’s or its Affiliates’ referral sources;

(vii) the identity of the company’s officers, directors, shareholders, suppliers, employees, consultants, and/or independent contractors; (viii) trade secrets or intellectual property, including, without limitation, methodologies, techniques and processes; (ix) costs, prices, pricing policies, pricing formulas and margins; (x) marketing strategies and contract rights; (xi) books and records; (xii) opportunities and/or expectancies of the Company or its Affiliates; or (xiv) other information regarding the Company’s or its Affiliates’ business and affairs which the Executive may acquire in connection with, incident to, or as a result of, the performance of his duties under this Agreement.

7.    Restrictive Covenants. During the Executive’s employment with the Company and for a period of twenty four (24) months following the termination of such employment, in the case of Sections 7(b), 7(c) and 7(d), and for a period of one (1) year in the case of Section 7(a), in each case, regardless of the reason of termination, which periods shall be automatically extended for a period of time equal to the period(s) during which the Executive is in breach or in violation of any of the following restrictive covenants (collectively, the “Restricted Period”), the Executive agrees that unless otherwise approved in writing by the Company, he will not, and will not permit his Affiliates to, directly or indirectly:

(a)    operate, join, control or participate in (including as a joint venturer, agent, representative, employee, member, stockholder, independent contractor, director, consultant or lender) any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, governmental authority or other entity of any kind (collectively, a “Person”) engaging or participating in the Business; provided, that, owning a passive equity interest of less than 1% of a publicly-held corporation that engages or participates in any such activity shall be permitted;

(b)    solicit, request, counsel, advise, influence or attempt to influence any customer, vendor or supplier of the Company or any of its Affiliates to discontinue, reduce, suspend, or otherwise change its relationship with the Company in any manner adverse or potentially adverse to the Company or such Affiliate or otherwise seek to influence, alter or interfere with any customer, vendor or supplier of the Company or any of its Affiliates in any manner adverse or potentially adverse to the business of the Company or such Affiliate;

(c)    solicit, induce, influence or persuade (or attempt to solicit, induce, influence or persuade) any employee, broker, independent contractor or representative of the Company or its Affiliates, either directly or indirectly, to terminate or alter their position or engagement with the Company or such Affiliate, or otherwise hire or attempt to hire any employee, broker, independent contractor or representative of the Company or any of its Affiliates that was employed by the Company at any time during the Restricted Period; or

(d)    disparage, demean, defame, or otherwise make negative or derogatory statements about, the Company or the Company’s employees, brokers, independent contracts or representatives.

For purposes of this Agreement, “Affiliate” means as to any Person, any other Person which, directly or indirectly, is controlled by, controls, or is under common control with, such Person. As used in the preceding sentence, “control” shall mean and include, but not necessarily be limited to, (i) the ownership of 10% or more of the voting securities or other voting interest of such Person, (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and (iii) with respect to any individual, shall include the immediate family members of such individual.

8.    Notice of Agreement. The Executive agrees that he shall inform any employer or prospective employer of the existence of this Agreement and of the covenants provided for in the foregoing Sections 6 and 7. The parties further agree that the Company, during the Restricted Period, may give the Executive and any of his future employers written notification of the existence of this Agreement and provide a summary or copy of Sections 6 and 7 of this Agreement to the Executive’s future employers.

9.    Effect & Enforcement. The Executive agrees that in light of his position with the Company, the consideration payable to him pursuant to this Agreement, and the additional information which the Executive may receive from the Company, the restrictions set forth in Sections 6 and 7 are reasonable and necessary to protect and maintain the legitimate interests of the Company. The Executive further agrees that in the event of a breach by the Executive of the provisions of Sections 6 or 7 above, the Company may be irreparably harmed and the injury resulting therefrom may be impossible to calculate with any reasonable degree of certainty, and the Company may not have an adequate remedy at law. Accordingly, the Executive hereby agrees that injunctive relief may be an appropriate remedy against any such breach or threatened breach; provided, however, that nothing herein shall be construed as limiting any other legal or equitable remedies which the Company may have. If, for any reason any court determines that the restrictions in this Agreement are not reasonable or that the consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area as will render such restrictions valid and enforceable. The parties agree that the restrictive covenants contained in this Agreement shall be enforced independently of any other obligations between the parties, and that the existence of any other claim or defense shall not affect the enforceability of this Agreement or the remedies hereunder. In the event that civil or arbitration proceedings are initiated to enforce or construe this Agreement, the party determined to have substantially prevailed upon his or its claims shall be entitled to recover his or its reasonable costs and attorneys fees from the other party to the extent that they are approved and/or ordered by an arbitrator or court.

10.    Surrender of Property of the Company. Upon the termination of the Executive’s employment with the Company for any reason, the Executive agrees to promptly: (a) return and surrender to the Company all Company property and/or assets in his possession together with all goods, monies, receipts, keys, documents, credit cards, computers, electronic communication devices and other property and written documents owned by or pertaining to the Company; and (b) provide the Company in writing with a list of all security passwords for Company computers, computer files and telephone voice mail, if any, used by the Executive. The Executive further agrees that in the event that he shall fail, refuse and/or neglect to return any such property to the Company within five (5) business days following receipt of the Company’s transmittal of a written demand therefor to the last known address of the Executive, then the Executive shall promptly reimburse the Company for the actual replacement cost of all Company properly not returned or returned in damaged conditioned, normal wear and tear excluded.

11.    Intellectual Property. The Executive acknowledges that all improvements, inventions, know-how and discoveries, technology, patents, copyrightable materials, computer programs, designs, documentation, processes, techniques or procedures in any way related to the Company’s manner or methods of conducting business which are made, acquired, developed, invented, conceived or written by the Executive alone or together with others, including all derivative works, during the course of the Executive’s employment with Company (whether during business hours or otherwise and whether or not on the Company’s premises), or at any time using Confidential Information or proprietary information (“Developments”) are and shall be the exclusive property the Company. The Executive shall fully disclose all Developments to the Company and hereby waives all moral rights in all Developments as of the moment they are created and transfers all interest in all Developments, including all derivative works, exclusively to the Company on a world-wide, royalty-free basis as of the moment they are created and, as required by the Company, will protect the Company’s interest in such Developments. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any Developments are and shall be the sole and exclusive property of the Company. The Executive agrees to execute any and all documents and instruments which the Company believes in its sole and absolute discretion are necessary to enable the Company to apply for or enforce its patent, copyright, industrial design, trademark right, service mark right or any other industrial or intellectual property rights in the Developments. The Executive acknowledges that, from time to time, the Company uses the image, likeness, voice or other representation of its employees in connection with the production of corporate reports, advertising and promotional materials, and training videos. The Executive agrees that if, during the course of employment, the Executive participates in such productions, the Company may use the Executive’s image, likeness, voice or other representation, in all media and in all territories for the purposes described above during the Term without further compensation to the Executive. To the extent that the Executive claims to be the owner in whole or in part of any copyrights, patents, trademarks, service marks, trade secrets, processes, methodologies or other intellectual property prior to the Effective Date, all such intellectual property is identified and described in Exhibit A attached hereto and incorporated herein by this reference.

12.    Representations & Warranties of the Executive. The Executive hereby represents and warrants to the Company as follows: (a) I am a United States citizen or otherwise eligible and permitted to be employed by the Company; (b) my current residential address is correctly set forth above and I agree to provide prompt written notice to the Company when I change my address during the term of my employment with the Company and the Restricted Period; (c) my employment by the Company is not prohibited, limited by, or otherwise subject to, the terms and conditions of any contractual agreements to which I am a party, including, but not limited to, any covenants not to compete; (d) I have never been convicted of a felony or other crime involving theft, fraud and/or dishonesty, and I am not currently charged with a felony; and (e) I understand, acknowledge and agree that the representations and warranties of me, as set in the Agreement are: (i) material to the Agreement; (ii) being relied upon by the Company; and (iii) made by me in order to induce Company to execute the Agreement.

13.    Fiduciary Responsibility & Right of Offset. The Executive hereby acknowledges and agrees that all funds coming into the possession of the Executive from donors, customers, members and/or others whether for donations, as consideration for products sold and/or services performed by or through the Company, or otherwise, shall be received by the Executive in a fiduciary capacity and shall be held by the Executive in trust for the Company and shall immediately be remitted to the Company. If any such funds are not promptly remitted to the Company. then the Company shall have a first lien upon all compensation due or sums which may become due to the Executive under this Agreement to the extent of such funds which were not remitted. The Company shall have the right to immediately offset any amount owed, for any reason, by the Executive to the Company against amounts owed to the Executive by the Company and the Executive further authorizes any such sums to be withheld from any paycheck or other compensation due to him.

14.    Notices. All notices to the parties hereto shall be delivered in writing by hand, by overnight registered or certified mail (return receipt requested), by overnight nationwide courier or delivery service or via electronic mail, to the respective addresses set forth above or to such other addresses as the Company or the Executive may, from time to time, designate in writing to one another.

15.    Binding Agreement & Modification. All covenants and agreements of the parties contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. The services rendered hereunder being of a personal nature, the Executive shall not assign any of his rights or obligations hereunder without the prior written consent of the Company.

16.    Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, including any offer letters, representations and understandings, whether written or oral, as to the matters herein set forth. The Executive acknowledges that the Company has made no representations or promises whatsoever to him except as expressly set forth in this Agreement. No supplement or modification to this Agreement shall be binding unless executed in writing and signed by all parties.

17.    Counterparts & Execution By Facsimile or by Email. This Agreement may be executed simultaneously in one or more counterparts, including counterparts delivered by facsimile or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

18.    Headings. The section headings in this Agreement are for convenience and reference only and shall not be deemed to alter or affect the construction, interpretation or substance of any provisions hereof.

19.    Governing Law & Construction. This Agreement shall be governed and construed under the laws of the State of Michigan (excluding conflict of law rules and principles), and if any provision shall be held invalid or unenforceable, in whole or in part, such provision shall be valid to the maximum extent provided by law, and all remaining provisions of this Agreement shall be fully enforceable.

20.    Jurisdiction & Venue. The Company and the Executive hereby unconditionally and irrevocably: (a) submit to the jurisdiction of the Circuit Court for the County of Oakland, Michigan, or if original jurisdiction can be established to the United States District Court for the Eastern District of Michigan, Southern Division, City of Detroit, Michigan (the “Courts”), in any action arising out of or in anyway relating to this Agreement; (b) agree that all claims and any action may decided in either of the Courts; and (c) waive to the fullest extent that they may effectively do so, the defenses of: (i) lack of subject matter jurisdiction of such Courts; (ii) the absence of personal jurisdiction by such Courts over the parties hereto; and (iii) forum non-conveniens.

21.    Waiver of Jury Trial. THE COMPANY AND THE EXECUTIVE HEREBY KNOWINGLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE EMPLOYMENT RELATIONSHIP BETWEEN THE PARTIES.

22.    Arbitration. If a material dispute arises under this Agreement, other than a breach by the Executive of Sections 6 or 7 above, workers’ compensation benefits, and claims for unemployment compensation benefits, the parties shall submit such dispute to binding arbitration and such arbitration shall otherwise comply with and be governed by the provisions of the expedited employment arbitration rules of the American Arbitration Association; but if such rules are not then in effect, then by the Uniform Arbitration Act, being MCLA Section 600.5001, et seq. or any successor act. If the Company and Executive are unable to agree upon the selection of a single arbitrator within fifteen (15) days following the submission of a claim to arbitration, then the Executive and Company shall each select one (1) arbitrator within ten (10) days thereafter, and the arbitrators so selected shall agree on a mutually satisfactory neutral arbitrator within ten (10) business days thereafter who shall serve as the sole arbitrator. The Company and the Executive shall each have the right to be represented by counsel in such proceedings and shall each be afforded reasonable discovery by the arbitrators in connection therewith. A request for arbitration must be made in writing within six (6) months of the date of termination or three (3) months of the discovery of the claim, which is later, or within a shorter period of time if one is prescribed by the statute upon which a claim is based. Failure to do so shall result in the claim being waived, and the Executive and Company hereby expressly waive any statute of limitations which is longer than six (6) months.

Any award by arbitration pursuant to the terms of this Agreement, shall contain findings of fact and conclusions of law and be final, non-appealable to the maximum extent permitted by law, binding upon the parties, and may be entered as a judgment and enforced by any court of competent jurisdiction. In reaching a decision the arbitrator will interpret, apply and be bound by all applicable federal, state or local laws in addition to this Agreement. The party determined to have substantially prevailed upon his or its claims shall be entitled to recover his or its reasonable costs and attorneys fees from the other party to the extent that they are approved and/or ordered by an arbitrator, and the fees of the arbitrator shall be paid by the non-prevailing party. All such arbitration proceedings shall be conducted in Southfield, Michigan or at such other location as may be mutually agreed upon by the Company and the Executive.

This provision does not require the Executive to surrender any substantive statutory or common law benefit, right protection or defense, other than a trial by jury. Executive and Company agree that the foregoing arbitration procedure is not intended to add to, create, or imply any contractual or other right of employment. BY SIGNING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT HE IS GIVING UP THE RIGHT TO A TRIAL IN A COURT OF LAW AS TO ANY DISCRIMINATION OR OTHER STATUTORY CLAIMS, AND IS HEREBY AGREEING TO SUBMIT ALL SUCH CLAIMS TO BINDING ARBITRATION.

23.    Indemnification. Except as may be prohibited by applicable law, the Company agrees to indemnify and hold Executive harmless from and against any and all claims or liabilities arising from, as a result of, or in connection with Executive’s employment by the Company while acting within the scope of his employment with the Company to the fullest extent authorized by law, except to the extent it is reasonably determined by the CEO or the Board that the facts giving rise to such claims or liability are attributable to Executive’s gross negligence, willfull misconduct or knowing violation of law; provided, that, Executive shall be entitled to challenge such determination pursuant to Section 22. Executive agrees to make himself reasonably available to the Company and to assist in good faith any investigation, audit or other inquiry during the Term and following his termination for any reason.

The parties hereto have executed this Agreement as of the day, month and year first above written.

COMPANY:	EXECUTIVE:

United Shore Financial Services, LLC	/s/ Timothy Forrester
a Michigan limited liability company	Timothy Forrester

By:	/s/ Harreld N. Kirkpatrick, III
Harreld N. Kirkpatrick, III
Its:	Chief Executive Officer

EXHIBIT A

SCHEDULE OF INTELLECTUAL PROPERTY CLAIMED BY EXECUTIVE

•	Models, documents, narratives, analysis, presentations and other materials gathered prior to employment at the Company.